Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

ECOVYST INC.

Ecovyst Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

A. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Second Restated Certificate of Incorporation of the Corporation, as amended and corrected filed with the Secretary of State of the State of Delaware on September 29, 2017, amended on August 2, 2021, and corrected on November 8, 2021 (as so amended, restated and corrected, the “Second Restated Certificate of Incorporation”).

B. This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

C. Article V of the Second Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE V—BOARD OF DIRECTORS

(a) Number of Directors; Vacancies and Newly Created Directorships. The number of directors constituting the Board of Directors shall be not fewer than three (3) and not more than fifteen (15), each of whom shall be a natural person. All elections of directors shall be determined by a plurality of the votes cast. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except that any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the outstanding shares of Common Stock. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. For so long as the Board of Directors is classified, a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal; thereafter, a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next succeeding annual meeting of stockholders, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

(b) Terms of Directors. Commencing with the election of directors at the annual meeting of stockholders to be held in 2025, subject to the special rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock) shall be classified into two classes: Class I and Class III, with the Class III directors consisting of those directors whose terms expire at the annual meeting of stockholders to be held in 2026 and the Class I directors consisting of those directors whose terms expire at the annual meeting to be held in 2027. The successors of the directors whose terms expire at the annual meeting of stockholders to be held in 2025 shall be elected to Class III with a term expiring at the annual meeting of stockholders to be held in 2026. Commencing with the election of directors at the annual meeting of stockholders to be held in 2026, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the annual meeting of stockholders to be held in 2027. The successors of the directors who, immediately prior to the annual meeting of stockholders to be held in 2026, were members of Class III (and whose terms expire at the annual meeting of stockholders to be held in 2026) shall be elected to Class I for a term that expires at the annual meeting of stockholders to be held in 2027, and the directors who, immediately prior to the annual meeting of stockholders to be held in 2026, were members of Class I and whose terms were scheduled to expire at the annual meeting of stockholders to be held in 2027 shall become Class I directors with a term expiring at the annual meeting of stockholders to be held in 2027. From and after the election of directors at the annual meeting of stockholders to be held in 2027, the Board of Directors shall cease to be classified, and the Directors elected at the annual meeting of stockholders to be held in 2027 (and each annual meeting of stockholders thereafter) shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(c) Removal. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, for so long as the Board of Directors is classified, the directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose; thereafter, the directors of the Corporation may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by the officer below this 8th day of May, 2024.

ECOVYST INC.

By:	/s/ Joseph S. Koscinski
Name:	Joseph S. Koscinski
Title:	Chief Administrative Officer, Vice President, Secretary and General Counsel